Exhibit 10.9.1

November         , 2007

Gary L. Lauer

eHealthInsurance Services, Inc.

440 East Middlefield Road

Mountain View, CA 94043

RE:	Amendment to Offer Letter

Dear Gary:

This letter serves to modify the terms of your employment with eHealthInsurance Services, Inc. (the “Company”) and amends your Offer Letter dated November 30, 1999 (the “Offer Letter”). Except as expressly provided in this letter agreement, all terms of your Offer Letter shall remain in full force and effect.

The following new Section 12 is hereby added to the Offer Letter:

12. Compliance with Section 409A. Notwithstanding anything to the contrary in this letter agreement, if you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) at the time of your termination, then only that portion of the severance payable pursuant to this agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following your termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to you on or within the six (6) month period following your termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this letter agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this letter agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to you during the Company’s taxable year preceding the Company’s taxable year of your termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.

Very truly yours, eHealthInsurance Services, Inc.

Michael D. Goldberg Director

AGREED AND ACCEPTED:

Gary L. Lauer Chief Executive Officer and President

Date